Exhibit 99.1

Idera Pharmaceuticals Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, Mass. and EXTON, Pa. — (GLOBE NEWSWIRE)— October 7, 2016—Idera Pharmaceuticals, Inc. (NASDAQ: IDRA) (“Idera” or the “Company”) today announced the pricing of an underwritten public offering of 25,000,000 shares of common stock for a public offering price of $2.00 per share. The Company has granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 3,750,000 shares of common stock.  All of the shares in the offering are to be sold by Idera.  The offering is expected to close on or about October 13, 2016, subject to customary closing conditions.

The gross proceeds to Idera from this offering are expected to be approximately $50.0 million, before underwriting discounts and commissions and offering expenses.  Idera intends to use the net proceeds from this offering, together with existing cash, cash equivalents and investments, to advance clinical development of certain of its programs.  J.P. Morgan and Goldman, Sachs & Co. are acting as joint bookrunning managers for the offering.  Wedbush PacGrow and JMP Securities are acting as co-managers.

The shares are being offered by the Company pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2014 and declared effective by the SEC on May 22, 2014. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on October 5, 2016.  The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 866-803-9204); or from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526 or e-mail at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel nucleic acid-based therapies for the treatment of certain cancers and rare diseases. Idera’s proprietary technology involves using a TLR-targeting technology, to design synthetic oligonucleotide-based drug candidates to act by modulating the activity of specific TLRs. In addition to its TLR programs, Idera has created a third generation antisense technology platform using its proprietary technology to inhibit the production of disease-associated proteins by targeting RNA.

Source: Idera Pharmaceuticals, Inc.

Investor Contact

Robert Doody

Vice President, Investor Relations & Corporate Communications

617-679-5515 (office)

484-639-7235 (mobile)

rdoody@iderapharma.com